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                                                                      Exhibit 23

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement No. 333-26847 on Form S-3 of our report dated March 11, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the changes in the method of accounting for derivative and hedging activities as described in Note 1N, and asset retirement obligations as described in Note 3), appearing in this Annual Report on Form 10-K of Northern Indiana Public Service Company for the year ended December 31, 2003.

DELOITTE & TOUCHE LLP
Chicago, Illinois
March 19, 2004